Internal Memorandum

To:               Harold Simmons                        Date:    July 23, 2003

From:             Lanny Martin

Subject: Consulting Agreement


Harold:

The NL Finance department needs something in writing to confirm my consulting arrangement with NL Industries.

As agreed, I will provide consulting services to you and NL Industries relating to NL's product liability (including lead paint cases) and environmental matters. I will work with Rob Graham, Dave Garten, outside counsel, Marcus Martin and others in an effort to control the costs of the overall efforts and to achieve the best results reasonably possible.

NL will compensate me at a rate of $600,000 [50,000 per month starting 8/15/03] per annum beginning on the effective date of my stepping down as CEO of NL on July 2003. NL will also reimburse me for reasonable business expenses in connection with my consultation.

I will be given the normal indemnity from NL acting as its agent in the matters described above.

This agreement is terminable at any time by either of us. Only the indemnity continues following termination.

My NL stock options will remain outstanding until termination of this agreement at which time I will have 90 days to exercise any vested options remaining outstanding.

If you agree with the above would you please sign and return to me. I will forward to NL's finance department.

Sincerely,



-------------------------------------------
/s/J. Landis Martin
Lanny Martin

Agreed and Accepted:



--------------------------------------------
/s/Harold C. Simmons
Harold C. Simmons